Exhibit 10.1

Cheniere Energy, Inc. Retirement Policy

Purpose: This Retirement Policy (this “Policy”) is designed to reward eligible employees of Cheniere Energy, Inc. and its subsidiaries (collectively, the “Company”) for their service and tenure. This Policy is limited to employees located in the United States and certain other jurisdictions. This Policy is not applicable in the United Kingdom or any jurisdictions in which benefits only to retirees would be a violation of applicable laws.

Definition of Qualifying Retirement

A “Qualifying Retirement” is a voluntary resignation by an employee who satisfies the Rule of 72 based on the sum of (i) the employee’s age and (ii) full years of service with the Company and/or its affiliates, provided that the employee also meets the following criteria:

•	Employee must be at least age 60 and have at least 4 years of service with the Company and/or its affiliates.

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Employee must provide Human Resources with a written notice of his or her planned retirement date at least three (3) months in advance thereof, but the Company may eliminate, or decrease the length of, the notice period in its sole discretion.

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The Chief Executive Officer of the Company is not eligible for a Qualifying Retirement under this Policy, and accordingly, no retirement by the Chief Executive will be deemed to be a Qualifying Retirement.

•	Employees in the United Kingdom are not eligible for Qualifying Retirements under this Policy.

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Employees in jurisdictions in which benefits only to retirees would be a violation of applicable laws (as determined by the Company in its sole discretion) are not eligible for Qualifying Retirements under this Policy.

The determination of whether an employee satisfies the criteria for a Qualifying Retirement shall be determined by the Company in its sole discretion.

Retirement Treatment

The Company will waive the continuous employment vesting provisions for Covered Incentive Awards (as described below) that are held by employees who satisfy the criteria for Qualifying Retirements, as determined by the Company in its sole discretion.

Following a Qualifying Retirement, Covered Incentive Awards will continue to vest on their original schedule notwithstanding any continuous service conditions; however, except as otherwise determined by the Company, Covered Incentive Awards will remain subject to the applicable performance-based vesting conditions, if any.

Notwithstanding anything in the Policy to the contrary, the Company may not waive any performance-based vesting conditions in Covered Incentive Awards for any Employees who could potentially be “Covered Employees” the Committee in its sole discretion) under Code Section 162(m).

Covered Incentive Awards

The Retirement provisions and this Policy will apply to all long-term equity and cash-based awards outstanding on the effective date of this Policy and, except as otherwise provided in this Policy or determined by the Committee, to long-term equity and cash-based awards granted after the effective date of this Policy (collectively, “Covered Incentive Awards”).

The Retirement provisions are intended to be applied only to regular long-term incentive awards and not one-time, special, and/or retention-based awards, subject to the discretion of the Committee.
Accordingly, except as otherwise determined by the Committee on a case-by-case basis, this Policy will not apply to, and “Covered Incentive Awards” shall not include, new hire awards or special retention awards or other awards not part of any long-term incentive compensation program or to awards under any annual cash bonus program.

For the avoidance of doubt, the Retirement provisions, and this Policy, will apply to the following awards outstanding on the effective date of this Policy:

•	All outstanding Long-Term Cash Awards under Trains 1-2;

•	All outstanding Restricted Stock Awards under Trains 1-2;

•	All outstanding Restricted Stock Awards under Trains 3-4; and/or

•	All outstanding Phantom Unit Awards under the 2014-2018 Long-Term Cash Incentive Program.

In addition, the Retirement provisions, and this Policy, will apply to any long-term cash and/or phantom unit awards granted after the effective date of this Policy under the 2014-2018 Long-Term Cash Incentive Program or any other annual or long-term incentive compensation plan or program adopted after the effective date of this Policy, except as otherwise determined by the Committee on a case-by-case basis or otherwise provided in the applicable plan, program or award agreements.

Conditions to Retirement Treatment

The Company’s waiver of the continuous employment vesting conditions of any Covered Incentive Awards is subject to the employee’s execution and non-revocation of a release of claims in the form provided by the Company at (or within a specified time after) the time of retirement, and continued vesting is subject to compliance with the restrictive covenant provisions described below and any applicable performance vesting conditions that may apply to the Covered Incentive Awards. The restrictive covenant provisions will apply for the duration of the vesting schedule for any unvested Covered Incentive Award(s), and the employee’s failure to comply with the restrictive covenant provisions will result in the immediate forfeiture of any then-outstanding Covered Incentive Awards.

Restrictive Covenants

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If, during employment or subsequent to a Qualifying Retirement, the employee violates any of the restrictions below, he or she will immediately forfeit all unvested Covered Incentive Awards covered by this Policy.

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During employment or subsequent to a Qualifying Retirement, the employee will not, directly or indirectly, do any of the following or assist any other person, firm or entity to do any of the following: (a) solicit on behalf of another person or entity, the employment or services of, or hire or retain, any person who is employed by or is a substantially full-time consultant or independent contractor to the Company or any of its subsidiaries or affiliates, or was within six (6) months prior to the action; or (b) otherwise knowingly interfere in any material respect with the business of the Company or any of its subsidiaries or affiliates or the relationship with any vendor or supplier that existed prior to the date of termination of the employee’s employment with the Company.

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During employment or subsequent to a Qualifying Retirement, the employee shall not make or publish any disparaging statements (whether written, electronic or oral) regarding, or otherwise malign the business reputation of, the Company, its present and former owners, officers, employees, shareholders, directors, partners, attorneys, agents and assignees, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with the Company (each, a “Released Party” and collectively the “Released Parties”).

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During employment or subsequent to a Qualifying Retirement, the employee shall maintain the confidentiality of the following information: proprietary technical and business information relating to any Company plans, analyses or strategies concerning international or domestic acquisitions, possible acquisitions or new ventures; development plans or introduction plans for products or services; unannounced products or services; operation costs; pricing of products or services; research and development; personnel information; manufacturing processes; installation, service, and distribution procedures and processes; customer lists; any know-how relating to the design, manufacture, and marketing of any of the Company's services and products, including components and parts thereof; non-public information acquired by the Company concerning the requirements and specifications of any of the Company's agents, vendors, contractors, customers and potential customers; non-public financial information, business and marketing plans, pricing and price lists; non-public matters relating to employee benefit plans; quotations or proposals given to agents or customers or received from suppliers; documents relating to any of the Company's legal rights and obligations; the work product of any attorney employed by or retained by the Company; and any other information which is sufficiently confidential, proprietary, secret to derive economic value from not being generally known including with respect to intellectual property inventions, and work product. The foregoing shall not apply to information that the employee is required to disclose by applicable law, regulation or legal process (provided that the employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

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The Committee (in its sole discretion) may elect to subject employees to additional or other restrictive covenants in consideration for the special treatment of their long-term equity and cash awards under this Policy or otherwise. These covenants shall be without limitation to such additional or other restrictions.

Tax Matters; No Guarantee of Tax Consequences

In the event this Policy results in a taxable event for a retiree or eligible employee with respect to the foregoing Covered Incentive Awards, except as otherwise agreed in writing by the employee and the Company, any federal, state and local income, employment and other taxes required to be withheld by the Company in connection with the vesting of such restricted stock awards, or sooner upon the lapse of a substantial risk of forfeiture thereon for purposes of Code Section 83 of the Internal Revenue Code of 1986, as amended Internal Revenue Code of 1986, as amended (the “Code”) shall be effectuated, as specified by the Committee, by either the Company withholding delivery of a number of shares of common stock of the Company having a fair market value equal to the minimum amount of such tax withholding obligations determined at the time of taxation at the minimum withholding tax rate required by the Code or by the employee writing a check to the Company equal to such amount.

The Covered Incentive Awards subject to this Policy are subject to all federal, state and local income, employment, and other taxes, and any required withholding in connection with such taxes. This Policy is intended to be exempt from, or to comply with, the requirements of Section 409A of the Code, and this Policy shall be interpreted accordingly; provided that in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on an employee by Code Section 409A or any damages for failing to comply with Code Section 409A or damages for noncompliance. The Company makes no commitment or guarantee to the employee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement. Notwithstanding anything in this Policy to the contrary, in the event that an employee is deemed to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Code Section 409A shall be made to the employee prior to the date that is six (6) months after the date of the employee’s “separation from service” (as defined in Section 409A) or, if earlier, the employee’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Code Section 409A that is also a business day.

Effective Date of Policy

This Policy is effective as of June 11, 2015.

Amendment; Termination

This Policy can be amended, modified, or terminated at any time at the discretion of the Committee or the Board, provided it shall not affect any employees who retire or have previously delivered written notice of retirement prior to such amendment, modification, or termination.

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